SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                (RULE 13D - 102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                     PURSUANT TO RULES 13D-1(B) AND (C) AND
                   AMENDMENTS THERETO FILED PURSUANT TO 13D-2

                                (AMENDMENT NO. ------------)*

                           ARV ASSISTED LIVING, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00204C107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                            -----------------------


                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

========================                            ============================
CUSIP  NO. 00204C107                  13G               PAGE  2   OF   10 PAGES
========================                            ============================




--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Forest Investment Management LLC

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [   ]
                                                                 (b)  [   ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                           5       SOLE VOTING POWER
        NUMBER OF                  625,740
         SHARES
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY            6       SHARED VOTING POWER
          EACH                      zero
        REPORTING
       PERSON WITH          ----------------------------------------------------
                            7       SOLE DISPOSITIVE POWER
                                    625,740
                            ----------------------------------------------------
                            8       SHARED DISPOSITIVE POWER
                                    zero
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             625,740

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.12%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

===========================                       ==============================
CUSIP  NO. 00204C107                 13G            PAGE  3   OF   10 PAGES
===========================                       ==============================




--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Founders Financial Group, L.P.

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [   ]
                                                                   (b)  [   ]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                           5       SOLE VOTING POWER
        NUMBER OF                  625,740
         SHARES
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6       SHARED VOTING POWER
          EACH                     zero
        REPORTING
       PERSON WITH
                          ------------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
                                   625,740
                          ------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
                                   zero

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           625,740

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                     |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.12%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

========================                          ==============================
CUSIP  NO. 00204C107               13G               PAGE  4   OF   10 PAGES
========================                          ==============================



--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Michael A. Boyd, Inc.

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [   ]
                                                                   (b)  [   ]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Connecticut
--------------------------------------------------------------------------------

                           5       SOLE VOTING POWER
        NUMBER OF                  625,740
         SHARES
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6       SHARED VOTING POWER
          EACH                     zero
        REPORTING
       PERSON WITH         -----------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
                                   625,740
                           -----------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
                                   zero

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           625,740

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                         |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.12%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

======================                            ==============================
CUSIP  NO. 00204C107                 13G                PAGE  5   OF   10 PAGES
=======================                           ==============================



--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Michael A. Boyd
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [   ]
                                                                  (b)  [   ]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------

                           5       SOLE VOTING POWER
        NUMBER OF                  625,740
         SHARES
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6       SHARED VOTING POWER
          EACH                     zero
        REPORTING
       PERSON WITH         -----------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
                                   625,740
                           -----------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
                                   zero

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           625,740

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                         |_|

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.12%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

======================                            ==============================
CUSIP  NO. 00204C107                 13G                PAGE  6   OF   10 PAGES
=======================                           ==============================




Item 1.
                  (A)  NAME OF ISSUER.

                   ARV Assisted Living, Inc. (the "Issuer").

                  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  The Issuer's principal executive offices are located at 245 Fischer Avenue, D-1, Costa Mesa, California 92626.

ITEM 2.
                  (A) NAMES OF PERSONS FILING.

                  This statement is filed by the following persons: (a) Forest Investment Management LLC, an Investment Advisor registered under the Investment Advisors Act of 1940, as amended ("Forest"), (b) Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forest,
(c) Michael A. Boyd, Inc. ("MAB, Inc."), in its capacity as the general partner of Founders and (d) Michael A. Boyd ("Mr. Boyd"), in his capacity as the sole director and shareholder of MAB, Inc., (collectively, the "Filing Parties").

                  (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

                  The principal business office of each of the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.

======================                            ==============================
CUSIP  NO. 00204C107                 13G                PAGE  7   OF   10 PAGES
=======================                           ==============================




                  (C)  CITIZENSHIP.

                  Forest is a Delaware Limited Liability Company. Founders is a Delaware limited partnership. MAB, Inc. is a Connecticut corporation. Mr. Boyd is a United States citizen.

                  (D) TITLE OF CLASS OF SECURITIES.

                  This statement relates to shares of Common Stock, no par value per share (the "Common Stock"), of the Issuer.

                  (E)  CUSIP NUMBER.

                   00204C107

ITEM 3.           This statement is being filed pursuant to Rule 13d-1(b).

                  (a)  |_|   Broker or dealer registered under Section 15 of the
                             Act,

                  (b)  |_|   Bank as defined in Section 3(a)(6) of the Act,

                  (c)  |_|   Insurance Company as defined in Section 3(a)(19) of
                             the Act,

                  (d)  |_|   Investment Company  registered under Section  8  of
                             the Investment Company Act,

                  (e)  |X|   Investment  Adviser registered under Section 203 of
                             the Investment Advisers Act of 1940,

                  (f)  |_|   Employee  Benefit  Plan,  Pension   Fund  which  is
                             subject  to  the   provisions   of   the   Employee
                             Retirement Income Security Act of 1974 or Endowment
                             Fund; SEE 13d-1(b)(1)(ii)(F),

                  (g)  |_|   Parent Holding Company, in accordance with Rule 13d
                             -1(b)(ii)(G); SEE Item 7,

======================                            ==============================
CUSIP  NO. 00204C107                 13G                PAGE  8   OF   10 PAGES
=======================                           ==============================



                  (h)  |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.           OWNERSHIP.

                  (A)      AMOUNT BENEFICIALLY OWNED.

                  Each of Forest, Founders, MAB, Inc. and Mr. Boyd beneficially owns 625,740 shares of Issuer's Common Stock.

                  (B)      PERCENT OF CLASS.

                  Each of Forest, Founders, MAB, Inc. and Mr. Boyd owns 5.12% of the Issuer's Common Stock.

                  (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

                           Each  of Forest, Founders, MAB, Inc. and Mr. Boyd has
sole power to vote or dispose or to direct the vote or disposition of the shares of Common Stock.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.           OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

======================                            ==============================
CUSIP  NO. 00204C107                 13G                PAGE  9   OF   10 PAGES
=======================                           ==============================



                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                            [SIGNATURES ON NEXT PAGE]

======================                            ==============================
CUSIP  NO. 00204C107                 13G                PAGE  10   OF   10 PAGES
=======================                           ==============================


                                    SIGNATURE

                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                        FOREST INVESTMENT MANAGEMENT LLC



Dated:  February 17, 1998                By:/S/ MICHAEL A. BOYD
                                            ------------------------------------
                                            Michael A. Boyd, Chairman


                                         FOUNDERS FINANCIAL GROUP, L.P.



Dated:  February 17, 1998                 By: /S/ MICHAEL A. BOYD
                                              ----------------------------------
                                              Michael A. Boyd, Chairman


                                          MICHAEL A. BOYD, INC.



Dated:  February 17, 1998                  By:  /S/ MICHAEL A. BOYD
                                                --------------------------------
                                                Name:  Michael A. Boyd
                                                Title:  President


                                           MICHAEL A. BOYD



Dated:  February 17, 1998                  By:  /S/ MICHAEL A. BOYD
                                                --------------------------------
                                                Name:  Michael A. Boyd